EXHIBIT A

SCHEDULE OF TRANSACTIONS

Date of Transaction	Number of Shares Acquired	Approximate Price Per Share
January 4, 2016	9,926	$10.22
January 5, 2016	3,934	$10.30
January 6, 2016	3,640	$10.30
January 7, 2016	10,000	$9.65
January 8, 2016	5,000	$9.35
January 12, 2016	10,000	$8.83
January 13, 2016	13,947	$8.82
January 14, 2016	4,244	$8.79
January 15, 2016	10,000	$8.75
January 19, 2016	2,847	$8.96
January 20, 2016	9,447	$9.01
February 2, 2016	50,000	$10.31
February 3, 2016	13,207	$9.77
February 4, 2016	25,000	$9.90
February 9, 2016	19,929	$8.77